Exhibit 19.1
Global Insider Trading Policy October 7, 2021

Global Insider Trading Policy

Effective Date: October 7, 2021

Objective and Scope

This policy governs trading by employees[1] of BlackRock, Inc. and its wholly-owned subsidiaries (collectively, “BlackRock”) while any such employee is in possession of material, nonpublic information or inside information (“MNPI”, as further defined below) under applicable securities laws in the U.S. or the equivalent in the other jurisdictions in which BlackRock operates. Employees play a critical role in maintaining the integrity of BlackRock’s reputation and must handle MNPI and proprietary or confidential information properly. BlackRock has adopted a number of policies that deal with the handling of MNPI, including but not limited to confidentiality and employment policies that obligate employees to hold information relating to the business of BlackRock in strict confidence, a Code of Business Conduct and Ethics that obligates employees to maintain the confidentiality of information entrusted to them, and a Global Material Nonpublic Information Barrier Policy that establishes controls on the use and sharing of MNPI.

Applicable laws and regulations prohibit any behaviors that lead to market abuse. Employees are prohibited by law from buying or selling BlackRock securities or any other company’s securities (including, but not limited to, common stock, options to purchase common stock, preferred stock, debt, convertible debentures, and warrants, as well as derivative securities, such as exchange-traded put or call options or swaps) while in possession of MNPI with respect to those securities or companies, whether for their own account, a family member’s account, organization or firm account, or for a client’s account. In addition, if an employee has MNPI, they are prohibited from “tipping” or disclosing such information to others or donating shares with the expectation of receiving a tax benefit.

Employees may acquire MNPI through BlackRock’s customers, suppliers, affiliates, and companies in which BlackRock, its products, funds, or accounts, may invest. In certain circumstances, it may be necessary to establish an information barrier under the Global Material Nonpublic Information Barrier Policy in order to wall off the employee in possession of MNPI.

Policy / Document Requirements and Statements

1.
Material, Nonpublic Information
•
Material Information: Information is “material” if there is a reasonable likelihood that a person would consider the information important when making an investment decision or the information, if made public, would likely affect the market price of a company’s securities. Material information concerning BlackRock (including information relating to its subsidiaries or affiliates) or other such companies may include the following:
o
Sales and earnings results or estimates (or changes thereto, if previously published);
o
Changes in product offerings;
o
Significant additions or losses of client accounts;
o
Proposed mergers, acquisitions, divestitures, or joint ventures;
o
Stock repurchase plans and stock splits;
o
Securities offerings;
o
Litigation and investigations;
o
Changes in control or extraordinary management developments;
o
Extraordinary borrowings or other liquidity problems;
o
Cybersecurity risks or incidents; and
o
Other similar items.

_______________________

[1] For purposes of this policy, the term "employee" includes all contingent workers and individual services providers, unless their agreement with BlackRock contains express conditions to the contrary.

Exhibit 19.1
Global Insider Trading Policy October 7, 2021

•
Nonpublic Information: Information is considered to be “nonpublic” unless it has been disclosed to the public adequately. Examples of adequate disclosure include public filings with securities regulatory authorities, the issuance of press releases, and may also include meetings that are generally open to members of the press and the public. By contrast, information would likely not be considered public if it is available only to BlackRock employees, or if it is available to a select group of analysts, brokers, and/or investors.
2.
Restriction on Tipping

Employees are prohibited from disclosing MNPI to another person even if such person does not purchase or sell securities on the basis of such information, or pass on the information to another person (also known as “tipping”).

Employees may not disclose MNPI to:

•
Any person outside of the firm (not employed by BlackRock), unless any such disclosure is made in accordance with BlackRock’s policies regarding the protection, and an authorized external disclosure, of information; or
•
Any BlackRock employee unless such employee needs to know the information for a valid business reason. MNPI may not be shared with anyone in a different information barrier group without obtaining prior approval from Legal & Compliance.
3.
Trading in BlackRock Securities
•
No Trading When in Possession of MNPI: No director, officer, or employee may purchase or sell BlackRock securities when in possession of MNPI regarding BlackRock, even if the transaction has been pre-approved and the trading window is open.
•
Pre-Clearance Required: All transactions in BlackRock’s securities must be pre-cleared by Legal & Compliance in accordance with the Global Personal Trading Policy and any relevant regional policies and the transaction must be within the prescribed trading window.
o
Trading Plan Exception: Sales of BlackRock securities may be effected for employees without seeking pre-clearance, regardless of their awareness of MNPI and outside of the prescribed trading windows (see below) solely if the transaction is made under a pre-arranged written trading plan that is:
▪
Pre-approved by Legal & Compliance prior to adoption and execution; and
▪
Entered into (or amended) when the employee is not in possession of MNPI and is adopted (or amended) during a prescribed trading window period.
o
Trading Windows: If not in possession of MNPI, employees are only permitted to purchase or sell BlackRock securities (upon pre-clearance approval) during trading windows as determined and announced by Legal & Compliance. The opening and closing dates of each trading window are announced by email to all employees by Legal & Compliance. Typically, the trading window opens at the beginning of the second full day of trading following the public release of BlackRock’s quarterly financial information and closes at the end of the second trading day of the last month of the quarter in which such quarterly financial information was released. The trading window may be opened and closed by Legal & Compliance at other times.
4.
Escalation

Any employee who comes into possession of MNPI – whether intentionally or inadvertently – or is unsure whether they have come into possession of MNPI, with respect to BlackRock or any other company must promptly inform Legal & Compliance* and shall take no further action without guidance from Legal & Compliance.

5.
Prohibition on Hedging and Pledging BlackRock Securities

A BlackRock employee who files Section 16 reports with the U.S. Securities and Exchange Commission may not engage in any of the following:

•
Use BlackRock securities as collateral in a margin account;
•
Pledge BlackRock securities as collateral; or
•
Engage in any transactions that have the effect of hedging the economic risks and rewards of BlackRock securities held by such officer.

________________________

* BlackRock Japan employees must promptly inform the Head of Compliance in Japan.

Exhibit 19.1
Global Insider Trading Policy October 7, 2021

6.
Prohibition on Systematic Surveys of Non-Public Analyst Sentiment

Any systematic survey of analysts in order to gather non-public issuer specific analyst sentiment is prohibited, as is any other systematic process or initiative that seeks to gather material non-public issuer specific analyst sentiment for the purpose of making investment decisions or recommendations.

7.
Other Trading Restrictions

This policy should be read in conjunction with other BlackRock policies, including the Global Personal Trading Policywhich contains other restrictions on trading the securities of BlackRock and other companies.

8.
Other Barriers

BlackRock implements information barriers for a variety of reasons in addition to the prevention of insider trading. Barriers established for another explicit purpose, such as avoidance of potential coordinated trading, will be outlined in those specific policies and/or procedures.

9.
Consequences of Violations

The penalties for insider trading violations are severe, and could include significant fines and imprisonment. In addition, an individual’s failure to comply with this Policy may subject the individual to disciplinary action, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of applicable law.

10.
Questions

Please contact Legal & Compliance in your respective region with questions regarding this policy.